Exhibit 3.1

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

6.50% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

Ready Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Article VI of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board and a duly authorized committee thereof have duly classified and designated 4,600,000 authorized but unissued shares of Preferred Stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) as shares of “6.50% Series E Cumulative Redeemable Preferred Stock,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below, which, upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any appropriate renumbering or relettering of the sections or subsections thereof.

SECOND: Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.

6.50% Series E Cumulative Redeemable Preferred Stock

1.	Designation and Number. A series of Preferred Stock, designated the “6.50% Series E Cumulative Redeemable Preferred Stock” (the “Series E Preferred Stock”) is hereby established. The par value of the Series E Preferred Stock shall be $0.0001 per share. The initial number of authorized shares of Series E Preferred Stock shall be 4,600,000.

2.	Rank. The Series E Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”) and any class or series of capital stock of the Corporation expressly designated as ranking junior to the Series E Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Junior Stock”); (b) on parity with the Corporation’s 8.625% Series B Cumulative Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), the Corporation’s 6.25% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), the Corporation’s 7.625% Series D Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), and any other class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series E Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”); and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. For purposes of the terms of the Series E Preferred Stock, the term “capital stock” does not include convertible or exchangeable debt securities of the Corporation, including convertible or exchangeable debt securities which rank senior to the Series E Preferred Stock prior to conversion or exchange. The Series E Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future indebtedness.

3.	Dividends.

(a)	Subject to the preferential rights of holders of any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights, the holders of shares of the Series E Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of assets legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $25.00 liquidation preference per share of Series E Preferred Stock (equivalent to a fixed annual amount of $1.625 per share of Series E Preferred Stock). Dividends on the Series E Preferred Stock shall accrue and be cumulative from, but not including, the original date of issuance of any shares of Series E Preferred Stock, or, if later, the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining stockholders entitled to payment thereof has passed)) and shall be payable quarterly in equal amounts in arrears on or about the last day of each January, April, July and October of each year, beginning on July 31, 2021 (each such day being hereinafter called a “Dividend Payment Date”); provided, however, if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day; provided, further, that no holder of any shares of Series E Preferred Stock shall be entitled to receive any dividend paid or payable on the Series E Preferred Stock with a Dividend Payment Date before the date such shares of Series E Preferred Stock are issued. The amount of any dividend payable on the Series E Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board for the payment of dividends that is not more than 90 nor fewer than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)	No dividends on the Series E Preferred Stock shall be authorized by the Board or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.

(c)	Notwithstanding anything to the contrary contained herein, dividends on the Series E Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

(d)	Except as provided in Section 3(e) below, (i) no dividends shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, shares of Parity Stock or Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) for any period, (ii) nor shall shares of Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Corporation or any subsidiary thereof, or a redemption, purchase or acquisition of Parity Stock or Junior Stock as permitted under Article VII of the Charter), (iii) nor shall any assets be paid or made available for a sinking fund for the redemption of any such shares by the Corporation, directly or indirectly (except with respect to (i) and (ii) of this subsection (d) by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock, and except for exchanges pursuant to an exchange offer made on the same terms to all holders of Series E Preferred Stock and all holders of shares of Parity Stock), unless full cumulative dividends on the Series E Preferred Stock for all past dividend periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e)	When cumulative dividends that have become payable are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series E Preferred Stock and any shares of Parity Stock, all dividends declared on the Series E Preferred Stock and any other shares of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series E Preferred Stock and per share of Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share of Series E Preferred Stock and per share of Parity Stock (which shall not include any accrual in respect of unpaid dividends on any shares of Parity Stock for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(f)	If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes and series of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series E Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series E Preferred Stock for the year bears to the Total Dividends. The Corporation may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series E Preferred Stock would include in income their appropriate share of the Corporation’s undistributed long-term capital gains, as designated by the Corporation.

(g)	Holders of Series E Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative dividends on the Series E Preferred Stock as described above. Any dividend payment made on the Series E Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series E Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock which may be in arrears.

(h)	For the avoidance of doubt, in determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend or other distribution, redemption or other acquisition of the Corporation’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of outstanding shares of Series E Preferred Stock whose preferential rights on dissolution are superior to those receiving the distribution.

(i)	“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(j)	“Set apart for payment” shall be deemed to include (without limitation): the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series E Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

4.	Liquidation Preference.

(a)	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of shares of any Junior Stock, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment or provision for payment of all debts and other liabilities of the Corporation, a liquidation preference in cash or property at fair market value, as determined by the Board, of $25.00 per share, plus an amount equal to any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date of payment (the “Liquidating Distributions”).

(b)	If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the Liquidating Distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all outstanding shares of Parity Stock, then the holders of shares of Series E Preferred Stock and the holders of such shares of Parity Stock shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions and the corresponding amounts payable on all outstanding shares of Parity Stock to which they would otherwise be respectively entitled.

(c)	Written notice of the effective date of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series E Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation.

(d)	After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of shares of Series E Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(e)	For the avoidance of doubt, the consolidation, merger or conversion of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation shall not be considered a liquidation, dissolution or winding up of the Corporation.

5.	Optional Redemption.

(a)	The Series E Preferred Stock is not redeemable prior to June 10, 2026, except as permitted by Article VII of the Charter and as otherwise provided in this Section 5 and Section 6 below. On and after June 10, 2026, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of Series E Preferred Stock to, but not including, the redemption date (other than any dividend with a Dividend Record Date before the applicable redemption date and a Dividend Payment Date after the applicable redemption date, which shall be paid on the Dividend Payment Date notwithstanding prior redemption of such shares) (the “Regular Redemption Right”). If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to the Regular Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred Stock would become a holder of a number of shares of Series E Preferred Stock in excess of the Series E Preferred Stock Ownership Limit (as defined in Section 10(a)(vi) below) or the Aggregate Stock Ownership Limit because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Article VII of the Charter, the Corporation will redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Series E Preferred Stock Ownership Limit or the Aggregate Stock Ownership Limit subsequent to such redemption.

(b)	The Series E Preferred Stock shall be subject to the provisions of Article VII of the Charter, pursuant to which shares of Series E Preferred Stock owned by a stockholder in excess of the Series E Preferred Stock Ownership Limit or the Aggregate Stock Ownership Limit shall automatically be transferred to a Trust and the Corporation shall have the right to purchase such shares, as provided in Article VII of the Charter. If the Corporation calls for redemption any shares of Series E Preferred Stock pursuant to and in accordance with Article VII of the Charter and this Section 5(b), then the redemption price will be an amount equal to $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of Series E Preferred Stock to, but not including, the redemption date, subject to any restrictions or limitations contained in Article VII of the Charter.

(c)	Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no shares of Series E Preferred Stock shall be redeemed unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series E Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series E Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Stock.

(d)	If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided herein and in Sections 5(a), 6(a) and 6(e), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series E Preferred Stock for which a notice of redemption has been given.

(e)	The following procedures apply to the redemption of the Series E Preferred Stock pursuant to the Regular Redemption Right:

(i)	Notice of redemption pursuant to the Regular Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given. Any notice of any redemption may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

(ii)	In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series E Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing the shares of Series E Preferred Stock to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated shares of Series E Preferred Stock for payment of the redemption price; (F) that dividends on shares of Series E Preferred Stock to be redeemed will cease to accrue on such redemption date; and (G) if applicable, that the holders of shares of Series E Preferred Stock to which such notice relates will not be able to tender such shares of Series E Preferred Stock for conversion in connection with a Change of Control (as defined in Section 6(b) below) and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined in Section 9(a) below), for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the outstanding shares of Series E Preferred Stock held by any holder are to be redeemed pursuant to the Regular Redemption Right, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be so redeemed.

(iii)	If notice of redemption pursuant to the Regular Redemption Right of any shares of Series E Preferred Stock has been given and if the assets necessary for such redemption have been paid to, or set apart for payment by the Corporation for the benefit of, the holders of any shares of Series E Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series E Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid dividends to, but not including, the redemption date; provided, however, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of shares of Series E Preferred Stock so called for redemption at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(iv)	Holders of shares of Series E Preferred Stock to be redeemed pursuant to the Regular Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such shares of Series E Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series E Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption. In case less than all shares of Series E Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series E Preferred Stock without cost to the holder thereof. Notwithstanding the foregoing, if the shares of Series E Preferred Stock to be redeemed are held in book-entry form through the facilities of The Depository Trust Company (“DTC”), holders of shares of Series E Preferred Stock to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(f)	Subject to applicable law and the limitation on purchases when dividends on the Series E Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of Series E Preferred Stock in the open market, by tender or by private agreement.

(g)	Any shares of Series E Preferred Stock that shall at any time have been redeemed pursuant to the Regular Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board.

6.	Special Optional Redemption.

(a)	Upon the occurrence of a Change of Control, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the shares of Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price equal to $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of Series E Preferred Stock to, but not including, the redemption date (other than any dividend with a Dividend Record Date before the applicable redemption date and a Dividend Payment Date after the applicable redemption date, which shall be paid on the Dividend Payment Date notwithstanding prior redemption of such shares) (“Special Optional Redemption Right”).

(b)	A “Change of Control” is when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all capital stock of the Corporation that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)	following the closing of any transaction referred to in (i) above, neither the Corporation nor the consolidated acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE AMER”) or the NASDAQ Stock Market (the “NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or the NASDAQ.

(c)	If fewer than all of the outstanding shares of Series E Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series E Preferred Stock would become a holder of a number of shares of Series E Preferred Stock in excess of the Series E Preferred Stock Ownership Limit or the Aggregate Stock Ownership Limit because such holder’s shares of Series E Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in Article VII of the Charter, the Corporation will redeem the requisite number of shares of Series E Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Series E Preferred Stock Ownership Limit or the Aggregate Stock Ownership Limit subsequent to such redemption.

(d)	Unless full cumulative dividends on all shares of Series E Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, (i) no shares of Series E Preferred Stock shall be redeemed pursuant to the Special Optional Redemption Right unless all outstanding shares of Series E Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series E Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series E Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series E Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series E Preferred Stock.

(e)	If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of Series E Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided herein and in Sections 5(a), 5(d) and 6(a), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series E Preferred Stock for which a notice of redemption has been given.

(f)	The following procedures apply to the redemption of the Series E Preferred Stock pursuant to the Special Optional Redemption Right:

(i)	Notice of redemption pursuant to the Special Optional Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.

(ii)	In addition to any information required by law or by the applicable rules of any exchange upon which the Series E Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series E Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, representing the shares of Series E Preferred Stock to be redeemed are to be surrendered for payment of the redemption price; (E) the procedures for surrendering non-certificated shares of Series E Preferred Stock for payment of the redemption price; (F) that the shares of Series E Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (G) that the holders of shares of Series E Preferred Stock to which such notice relates will not be able to tender such shares of Series E Preferred Stock for conversion in connection with the Change of Control and each share of Series E Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (H) that dividends on shares of Series E Preferred Stock to be redeemed will cease to accrue on such redemption date. If fewer than all of the outstanding shares of Series E Preferred Stock held by any holder are to be redeemed pursuant to the Special Optional Redemption Right, the notice mailed to such holder shall also specify the number of shares of Series E Preferred Stock held by such holder to be redeemed.

(iii)	If notice of redemption pursuant to the Special Optional Redemption Right of any shares of Series E Preferred Stock has been given and if the assets necessary for such redemption have been paid to, or set apart for payment by the Corporation for the benefit of, the holders of any shares of Series E Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series E Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid dividends to, but not including, the redemption date; provided, however, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of shares of Series E Preferred Stock so called for redemption at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(iv)	Holders of shares of Series E Preferred Stock to be redeemed pursuant to the Special Optional Redemption Right shall surrender such shares at the place or places designated in such notice and, upon surrender of the certificates, if any, for such shares of Series E Preferred Stock (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series E Preferred Stock shall be redeemed by the Corporation at the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption. In case fewer than all shares of Series E Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series E Preferred Stock without cost to the holder thereof. Notwithstanding the foregoing, if the shares of Series E Preferred Stock to be redeemed are held in book-entry form through the facilities of DTC, holders of shares of Series E Preferred Stock to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.

(g)	Any shares of Series E Preferred Stock that shall at any time have been redeemed pursuant to the Special Optional Redemption Right or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board.

7.	Voting Rights.

(a)	Holders of Series E Preferred Stock will not have any voting rights, except as set forth below.

(b)	Whenever dividends on the Series E Preferred Stock shall be in arrears for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting the Board shall be increased by two (if not already increased by reason of a similar arrearage with respect to any Voting Parity Stock (as defined below)) and the holders of Series E Preferred Stock (voting together as a single class together with the holders of any other class or series of shares of Parity Stock upon which like voting rights have been conferred and are exercisable, including the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock (such classes and series of Parity Stock, together with the Series E Preferred Stock, the “Voting Parity Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (each, a “Preferred Stock Director”) at a special meeting of stockholders called by the holders of at least 33% of the outstanding shares of Series E Preferred Stock (or the holders of at least 33% of the outstanding shares of Voting Parity Stock) if such request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days before the next annual meeting of stockholders, at the next annual meeting of stockholders, or at the Corporation’s sole discretion, a separate special meeting of stockholders to be held no later than 90 days after the Corporation’s receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accumulated dividends on the shares of Series E Preferred Stock for the past dividend periods and the then-current dividend period shall have been fully paid. The Preferred Stock Directors shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series E Preferred Stock when they have the voting rights set forth in this Section 7(b) and the outstanding shares of all other classes and series of Voting Parity Stock (voting together as a single class) in the election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

(c)	If and when all accrued dividends for past dividend periods and the dividends for the then-current dividend period on the Series E Preferred Stock shall have been paid in full, the holders of shares of Series E Preferred Stock shall immediately be divested of the voting rights set forth in Section 7(b) (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends for past dividend periods and the dividend for the then-current dividend period have been paid in full on all outstanding shares of all classes and series of Voting Parity Stock, the term of office of each Preferred Stock Director so elected shall immediately terminate and the number of directors shall be reduced accordingly. Any Preferred Stock Director may be removed at any time, but only for “cause” (as such term is defined in the Charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series E Preferred Stock (when they have the voting rights set forth in Section 7(b)) and of all other classes and series of Voting Parity Stock (voting together as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series E Preferred Stock when they have the voting rights set forth in Section 7(b) and of all other classes and series of Voting Parity Stock (voting together as a single class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d)	So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not:

(i)	authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of the Corporation expressly designated as ranking senior to the Series E Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such senior shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and of all other classes and series of Voting Parity Stock (voting together as a single class); or

(ii)	amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation, conversion or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the Series E Preferred Stock, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock (voting as a separate class); provided, however, that, with respect to the occurrence of any merger, consolidation, conversion or a sale or lease of all or substantially all of the Corporation’s assets (in any case, an “Event”), so long as shares of Series E Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series E Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series E Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series E Preferred Stock; and provided, further, that any increase in the amount of the authorized shares of Series E Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other classes or series of Parity Stock or Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers or the holders thereof.

(e)	In any matter in which the holders of shares of Series E Preferred Stock are entitled to vote separately as a single class, each such holder shall have the right to one vote for each share of Series E Preferred Stock held by such holder. If the holders of shares of Series E Preferred Stock and the holders of outstanding shares of any other class or series of Voting Parity Stock are entitled to vote together as a single class on any matter, such holders shall each have one vote for each $25.00 of liquidation preference.

(f)	The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed.

8.	Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series E Preferred Stock are outstanding, the Corporation will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series E Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required); and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series E Preferred Stock. The Corporation will mail (or otherwise provide) the reports to the holders of Series E Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

9.	Conversion. Shares of Series E Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)	Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the shares of Series E Preferred Stock pursuant to the Regular Redemption Right or Special Optional Redemption Right, to convert some or all of the shares of Series E Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series E Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accrued and unpaid dividends (whether or not declared) on such share of Series E Preferred Stock to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the Common Stock Price (as defined below) and (B) 3.2916 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock distribution to existing holders of Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to shares of Common Stock as follows: the adjusted Share Cap as the result of a Stock Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Stock Split.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series E Preferred Stock shall receive upon conversion of such shares of Series E Preferred Stock the kind and amount of Alternative Form Consideration which such holder of shares of Series E Preferred Stock would have owned or been entitled to receive upon the Change of Control had such holder of shares of Series E Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series E Preferred Stock shall receive shall be the form and proportion of the aggregate consideration elected by the holders of Common Stock who participated in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” is the date the shares of Series E Preferred Stock are to be converted, which shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is not fewer than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by holders of the Common Stock is solely cash, the amount of cash consideration per share of Common Stock, and (ii) if the consideration to be received in the Change of Control by holders of the Common Stock is other than solely cash, (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices of the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b)	No fractional shares of Common Stock shall be issued upon the conversion of shares of Series E Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(c)	Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series E Preferred Stock pursuant to Sections 5 or 6 hereof, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of Series E Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series E Preferred Stock except as to the holder to whom notice was defective or not given.

Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of shares of Series E Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the shares of Series E Preferred Stock pursuant to the Regular Redemption Right or Special Optional Redemption Right, the holder will not be able to convert shares of Series E Preferred Stock and such shares of Series E Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series E Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)	The Corporation shall issue a press release for publication on or in the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 9(c) above to the holders of Series E Preferred Stock.

(e)	In order to exercise the Change of Control Conversion Right, a holder of shares of Series E Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates representing the shares of Series E Preferred Stock, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number or percentage of shares of Series E Preferred Stock to be converted; and (iii) that the shares of Series E Preferred Stock are to be converted pursuant to the applicable provisions of the shares of Series E Preferred Stock. Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in book-entry form through the facilities of DTC, the notice of conversion shall comply with applicable procedures of DTC.

(f)	Holders of Series E Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series E Preferred Stock; (ii) if certificated shares of Series E Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series E Preferred Stock; and (iii) the number of shares of Series E Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series E Preferred Stock are held in book-entry form through the facilities of DTC, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)	Shares of Series E Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series E Preferred Stock, whether pursuant to its Regular Redemption Right or Special Optional Redemption Right. Holders of Series E Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem prior to the Change of Control Conversion Date. If the Corporation has provided a redemption notice with respect to some or all of the Series E Preferred Stock, holders of any shares of Series E Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their Change of Control Conversion Right in respect of any of the shares that have been called for redemption, and such shares of Series E Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date in accordance with Section 5 or Section 6, as applicable.

(h)	The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i)	Notwithstanding anything to the contrary contained herein, no holder of shares of Series E Preferred Stock will be entitled to convert such shares of Series E Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to Beneficially Own or Constructively Own shares of Common Stock of the Corporation in excess of the Series E Preferred Stock Ownership Limit, the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, as applicable, or violate any of the other restrictions on ownership and transfer of the Capital Stock set forth in Article VII of the Charter.

10.	Restrictions on Ownership and Transfer.

(a)	Definitions. For the purposes of this Section 10, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter. The following terms shall have the following meanings:

(i)	“Series E Charitable Beneficiary” shall mean one or more beneficiaries of the Series E Trust as determined pursuant to Section 10(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(ii)	“Series E Excepted Holder” shall mean a Person for whom a Series E Excepted Holder Limit is created by the Board pursuant to Section 10(i).

(iii)	“Series E Excepted Holder Limit” shall mean for each Series E Excepted Holder, the limit established by the Board pursuant to Section 10(i), which limit may be expressed, in the discretion of the Board, as a percentage and/or number of shares of Series E Preferred Stock, provided that the affected Series E Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 10(i) and subject to adjustment pursuant to Section 10(i).

(iv)	“Series E Initial Date” shall mean the Series E Original Issue Date.

(v)	“Series E Prohibited Owner” shall mean, any Person who, but for the provisions of Section 10(b), would Beneficially Own or Constructively Own shares of Series E Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series E Prohibited Owner would have so owned.

(vi)	“Series E Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board in accordance with Section 10(i)(iv)) of the outstanding shares of Series E Preferred Stock of the Corporation, excluding any such outstanding Series E Preferred Stock which is not treated as outstanding for U.S. federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series E Preferred Stock by any Person, shares of Series E Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series E Preferred Stock of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

(vii)	“Series E Trust” shall mean any trust provided for in Section 10(c) below.

(viii)	“Series E Trustee” shall mean the Person unaffiliated with the Corporation and a Series E Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series E Trust.

(b)	Restriction on Ownership and Transfers. In addition to the restrictions on ownership and transfer applicable to the Series E Preferred Stock pursuant to Article VII of the Charter:

(i)	During the period commencing on the Series E Initial Date and prior to the Restriction Termination Date, but subject to Section 10(l), (1) no Person, other than a Series E Excepted Holder, shall Beneficially Own or Constructively Own shares of Series E Preferred Stock in excess of the Series E Preferred Stock Ownership Limit and (2) no Series E Excepted Holder shall Beneficially Own or Constructively Own shares of Series E Preferred Stock in excess of the Series E Excepted Holder Limit for such Series E Excepted Holder.

(ii)	If any Transfer of shares of Series E Preferred Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series E Preferred Stock in violation of Section 10(b)(i), (A) then that number of shares of the Series E Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate such provisions (rounded up to the nearest whole share) shall be automatically transferred to a Series E Trust for the benefit of a Series E Charitable Beneficiary, as described in Section 10(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; and (B) if the transfer to the Series E Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 10(b)(i), then the Transfer of that number of shares of Series E Preferred Stock that otherwise would cause any Person to violate such provisions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series E Preferred Stock.

(c)	Transfers of Series E Preferred Stock to a Series E Trust.

(i)	Upon any purported Transfer or other event described in Section 10(b)(ii) that would result in a transfer of shares of Series E Preferred Stock to a Series E Trust, such shares of Series E Preferred Stock shall be deemed to have been transferred to the Series E Trustee in his or her capacity as trustee of a Series E Trust for the exclusive benefit of one or more Series E Charitable Beneficiaries. Such transfer to the Series E Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series E Trust pursuant to Section 10(b)(ii). The Series E Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series E Prohibited Owner. Each Series E Charitable Beneficiary shall be designated by the Corporation as provided in Section 10(c)(vi).

(ii)	Shares of Series E Preferred Stock held by the Series E Trustee shall be issued and outstanding shares of Series E Preferred Stock of the Corporation. The Series E Prohibited Owner shall have no rights in the shares held by the Series E Trustee. The Series E Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series E Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series E Trust.

(iii)	The Series E Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series E Preferred Stock held in the Series E Trust, which rights shall be exercised for the exclusive benefit of the Series E Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Series E Trustee shall be paid by the recipient of such dividend or other distribution to the Series E Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series E Trustee. Any dividend or other distribution so paid to the Series E Trustee shall be held in trust for the Series E Charitable Beneficiary. The Series E Prohibited Owner shall have no voting rights with respect to shares held in the Series E Trust and, subject to Maryland law, effective as of the date that the shares of Series E Preferred Stock have been transferred to the Series E Trust, the Series E Trustee shall have the authority (at the Series E Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Series E Prohibited Owner prior to the discovery by the Corporation that the shares of Series E Preferred Stock have been transferred to the Series E Trustee and (B) to recast such vote in accordance with the desires of the Series E Trustee acting for the benefit of the Series E Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series E Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 10, until the Corporation has received notification that shares of Series E Preferred Stock have been transferred into a Series E Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv)	Within 20 days of receiving notice from the Corporation that shares of Series E Preferred Stock have been transferred to the Series E Trust, the Series E Trustee of the Series E Trust shall sell the shares held in the Series E Trust to a person or persons, designated by the Series E Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 10(b)(i). Upon such sale, the interest of the Series E Charitable Beneficiary in the shares sold shall terminate and the Series E Trustee shall distribute the net proceeds of the sale to the Series E Prohibited Owner and to the Series E Charitable Beneficiary as provided in this Section 10(c)(iv). The Series E Prohibited Owner shall receive the lesser of (A) the price paid by the Series E Prohibited Owner for the shares or, if the event causing the shares to be held in the Series E Trust did not involve a purchase of such Series E Preferred Shares at Market Price, the Market Price of such shares on the day of the event causing the shares to be held in the Series E Trust and (B) the price per share received by the Series E Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series E Trust. The Series E Trustee shall reduce the amount payable to the Series E Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series E Prohibited Owner and are owed by the Series E Prohibited Owner to the Series E Trustee pursuant to Section 10(c)(iii). Any net sales proceeds in excess of the amount payable to the Series E Prohibited Owner shall be immediately paid to the Series E Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series E Preferred Stock have been transferred to the Series E Trustee, such shares are sold by a Series E Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series E Trust and (B) to the extent that the Series E Prohibited Owner received an amount for such shares that exceeds the amount that such Series E Prohibited Owner was entitled to receive pursuant to this Section 10(c)(iv), such excess shall be paid to the Series E Trustee upon demand.

(v)	Shares of Series E Preferred Stock transferred to the Series E Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share paid in the transaction that resulted in such transfer to the Series E Trust (or, if the event which resulted in the Transfer to the Series E Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares at on the day of the event that resulted in the transfer of such Series E Preferred Stock to the Series E Trust) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Series E Trustee by the amount of dividends and other distributions which have been paid to the Series E Prohibited Owner and are owed by the Series E Prohibited Owner to the Series E Trustee pursuant to Section 10(c)(iii) and may pay the amount of such reduction to the Series E Trustee for the benefit of the Series E Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series E Trustee has sold the shares held in the Series E Trust pursuant to Section 10(c)(iv). Upon such a sale to the Corporation, the interest of the Series E Charitable Beneficiary in the shares sold shall terminate and the Series E Trustee shall distribute the net proceeds of the sale to the Series E Prohibited Owner.

(vi)	By written notice to the Series E Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series E Charitable Beneficiary of the interest in the Series E Trust such that the shares of Series E Preferred Stock held in the Series E Trust would not violate the restrictions set forth in Section 10(b)(i) in the hands of such Series E Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series E Trustee before the automatic transfer provided for in Section 10(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d)	Remedies For Breach. If the Board or any duly authorized committee thereof, or other designees if permitted by the MGCL, shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 10(b)(i) or that a Person intends or has attempted to acquire or may acquire Beneficial Ownership or Constructive Ownership of any shares of Series E Preferred Stock in violation of Section 10(b)(i) (whether or not such violation is intended), the Board or such committee thereof, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series E Preferred Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10(b)(i) shall automatically result in the transfer to the Series E Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non action) by the Board or committee thereof.

(e)	Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series E Preferred Stock that will or may violate Section 10(b)(i) or any Person who would have owned shares of Series E Preferred Stock that resulted in a transfer to the Series E Trust pursuant to the provisions of Section 10(b)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(f)	Owners Required To Provide Information. From the Series E Initial Date until the Restriction Termination Date, each Person who is an owner of shares of Series E Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series E Preferred Stock for a Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of Series E Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series E Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Series E Preferred Stock on the Corporation’s qualification as a REIT, and to ensure compliance with the Series E Preferred Stock Ownership Limit or a Series E Excepted Holder Limit.

(g)	Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 10 (but subject to Section 10(l)) shall limit the authority of the Board to take such other action as it deems necessary or advisable to (a) protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT or (b) avoid having the assets of the Corporation being considered to be plan assets (within the meaning of the Plan Asset Regulations) of any stockholder.

(h)	Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10, including any definition contained in Section 10(a) or any defined term used in this Section 10 but defined in the Charter, the Board shall have the power to determine the application of the provisions of this Section 10 with respect to any situation based on the facts known to it. In the event this Section 10 requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 10. Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 10(b)) acquired Beneficial or Constructive Ownership of shares of Series E Preferred Stock in violation of Section 10(b)(i), such remedies (as applicable) shall apply first to the shares of Series E Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series E Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series E Preferred Stock based upon the relative number of the shares of Series E Preferred Stock held by each such Person.

(i)	Exceptions.

(i)	Subject to Section 7.2.1(a)(ii) of the Charter, the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Series E Preferred Stock Ownership Limit and may establish or increase a Series E Excepted Holder Limit for such Person if: (A) the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such Shares will violate Section 7.2.1(a)(ii) of the Charter; (B) such Person provides the Board with information including, to the extent necessary, representations and undertakings satisfactory to the Board in its reasonable discretion that demonstrates that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and (C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in the Charter) may result in such shares of Series E Preferred Stock being automatically transferred to a Series E Trust in accordance with this Section 10.

(ii)	Prior to granting any exception pursuant to Section 10(i)(i) above, the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii)	The Board may only reduce a Series E Excepted Holder Ownership Limit for a Series E Excepted Holder: (A) with the written consent of such Series E Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series E Excepted Holder in connection with the establishment of the Series E Excepted Holder Limit for that Series E Excepted Holder. No Series E Excepted Holder Limit with respect to a Person shall be reduced to a percentage that is less than the Series E Preferred Stock Ownership Limit.

(iv)	The Board may from time to time increase or decrease the Series E Preferred Stock Ownership Limit; provided, however, that: (A) any decreased Series E Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership of Series E Preferred Stock is in excess of such decreased Series E Preferred Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s percentage of ownership of Series E Preferred Stock equals or falls below the decreased Series E Preferred Stock Ownership Limit, but any further acquisition of Series E Preferred Stock in excess of such percentage ownership of Series E Preferred Stock will be in violation of the reduced Series E Preferred Stock Ownership Limit; (B) the Series E Preferred Stock Ownership Limit may not be increased if, after giving effect to such increase, five or fewer Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Series E Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding; and (C) prior to the modification of any of the ownership limitations, the Board may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(v)	Subject to Section 7.2.1(a)(ii) of the Charter, an underwriter which participates in a public offering or a private placement of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) may Beneficially Own or Constructively Own shares of Series E Preferred Stock (or securities convertible into or exchangeable for Series E Preferred Stock) in excess of the Series E Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(j)	Legends. Each certificate for Series E Preferred Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Series E Preferred Stock, shall bear an appropriate legend stating all restrictions on ownership and transfer of the Series E Preferred Stock. In lieu of such legend, each certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(k)	Severability. If any provision of this Section 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l)	NYSE. Nothing in this Section 10 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 10 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 10.

11.	Application of Article VII. The Series E Preferred Stock constitutes Capital Stock and, as such, is subject to the provisions of Article VII of the Charter applicable to Capital Stock.

THIRD: The Series E Preferred Stock has been classified and designated by the Board, or a duly authorized committee thereof, under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board, or a duly authorized committee thereof, in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH: The undersigned Chief Executive Officer acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, READY CAPITAL CORPORATION has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and witnessed by its Chief Financial Officer and Secretary on June 9, 2021.

WITNESS:

By:	/s/ Andrew Ahlborn
Name:	Andrew Ahlborn
Title:	Chief Financial Officer and Secretary

READY CAPITAL CORPORATION:

By:	/s/ Thomas E. Capasse
Name:	Thomas E. Capasse
Title:	Chief Executive Officer

[Signature Page to Articles Supplementary]